Exhibit 99.1

CVR PARTNERS REPORTS FIRST QUARTER 2013 RESULTS

•                  2013 first quarter record cash distribution of 61 cents

•                  Reaffirms 2013 full year distribution outlook of $2.15 to $2.45 per common unit

•                  Record UAN production of 196,200 tons

SUGAR LAND, Texas (May 1, 2013) — CVR Partners, LP (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, today announced first quarter 2013 net income of $35.6 million, or 49 cents per fully diluted common unit, on net sales of $81.4 million, compared to net income of $30.2 million, or 41 cents per fully diluted common unit, on net sales of $78.3 million for the 2012 first quarter.

Adjusted EBITDA, a non-GAAP measure, was $43.8 million for the first quarter of 2013 compared to $38.0 million in the first quarter of 2012.

“We are very pleased with our financial and operational results for the first quarter of 2013,” said Byron Kelley, president and chief executive officer. “We benefited from increased production driven by high facility on-stream rates and increased production capacity from our newly expanded UAN plant, which came online in late February. In fact, we had record UAN production of 196,200 tons. Also contributing to our strong results was solid pricing for our products and lower expenses.

“Our solid performance during the first quarter provides a great start to what we expect will be another successful year for the partnership,” Kelley said.

Operations

For the first quarter 2013, average realized plant gate prices for ammonia and UAN were $663 per ton and $295 per ton, respectively, compared to $613 per ton and $313 per ton, respectively, for the same period in 2012.

CVR Partners produced 111,400 tons of ammonia during the first quarter of 2013, of which 30,700 net tons were available for sale while the rest was upgraded to a record 196,200 tons of more profitable UAN. In the 2012 first quarter, the plant produced 89,300 tons of ammonia with 25,000 net tons available for sale with the remainder upgraded to 154,600 tons of UAN.

On-stream factors during the 2013 first quarter were 99.5 percent for the gasifiers, 98.8 percent for the ammonia synthesis loop, and 92.8 percent for the UAN conversion facility.

Distributions

On April 26, 2013, CVR Partners announced a record first quarter 2013 distribution of 61 cents per common unit that will be paid on May 15, 2013, to unitholders of record on May 8, 2013.

CVR Partners also reaffirms its 2013 full year outlook of $2.15 to $2.45 per common unit in cash available for distribution to its unitholders. This represents a 19 percent to 35 percent increase in distributions compared to $1.81 per common unit paid to unitholders for full year 2012.

Business Outlook

“Although wet conditions in a number of regions in the Midwest have delayed the start of planting, we continue to expect at least 95 million acres of corn will be planted this spring,” Kelley said. “Leveraging this backdrop of expected strong market fundamentals, we are executing on our internal initiatives designed to strategically grow our business in 2013 and beyond.

“In addition to the recent completion of our expanded UAN plant, we are investing in opportunities to grow our distribution footprint and increase our presence in specialty products, including Diesel Exhaust Fluid,” Kelley said. “We are also evaluating a number of projects that collectively could provide a material increase to our production of ammonia and potentially allow us to expand into additional specialty fertilizer products. Complementing these efforts are our ongoing initiatives to grow the partnership through acquisitions.”

CVR Partners First Quarter 2013 Earnings Conference Call Information

CVR Partners previously announced that it host its first quarter 2013 Earnings Conference Call for analysts and investors on Thursday, May 2, at 11 a.m. Eastern.

The Earnings Conference Call will be broadcast live over the Internet at http://www.videonewswire.com/event.asp?id=93185. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8029.

For those unable to listen live, the Webcast will be archived and available for 14 days at

http://www.videonewswire.com/event.asp?id=93185. A repeat of the conference call can be accessed by dialing (877) 660-6853, conference ID 411730.

# # #

This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,”

or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, and any subsequently filed quarterly reports on Form 10-Q.  These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. CVR Partners undertakes no duty to update its forward-looking statements.

About CVR Partners, LP

Headquartered in Sugar Land, Texas, with manufacturing facilities located in Coffeyville, Kan., CVR Partners, LP is a Delaware limited partnership focused primarily on the manufacture of nitrogen fertilizers. The CVR Partners nitrogen fertilizer manufacturing facility is the only operation in North America that uses a petroleum coke gasification process to produce nitrogen fertilizer and includes a 1,225 ton-per-day ammonia unit, a 3,000 ton-per-day urea ammonium nitrate unit, and a dual-train gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen.

For further information, please contact:

Investor Relations:

Wes Harris

281-207-3490

InvestorRelations@CVRPartners.com

Media Relations:

Angie Dasbach

913-982-0482

MediaRelations@CVRPartners.com

CVR Partners, LP

Financial and Operational Data (all information in this release is unaudited except as otherwise noted).

	Three Months Ended
	March 31,		Change from 2012
	2013	2012	Change	Percent
	(in millions, except per unit data)
Consolidated Statement of Operations Data:
Net sales (1)	$81.4	$78.3	$3.1	4.0%
Cost of product sold — Affiliates	3.1	3.0	0.1	3.3
Cost of product sold — Third parties	7.5	9.6	(2.1)	(21.9)
Direct operating expenses — Affiliates	1.0	0.4	0.6	150.0
Direct operating expenses — Third parties	21.6	22.5	(0.9)	(4.0)
Selling, general and administrative expenses - Affiliates	4.2	3.8	0.4	10.5
Selling, general and administrative expenses - Third parties	1.4	2.2	(0.8)	(36.4)
Depreciation and amortization	5.8	5.4	0.4	7.4
Operating income	36.8	31.4	5.4	17.2
Interest expense and other financing costs	(1.2)	(1.2)	—	—
Interest income	—	—	—	—
Other income (expense), net	—	—	—	—
Income before income tax expense	35.6	30.2	5.4	17.9
Income tax expense	—	—	—	—
Net income	$35.6	$30.2	$5.4	17.9%

Net income per common unit — basic	$0.49	$0.41	$0.08	19.5%
Net income per common unit — diluted	$0.49	$0.41	$0.08	19.5%

Adjusted EBITDA*	$43.8	$38.0	$5.8	15.3%
Available cash for distribution*	$44.6	$38.2	$6.4	16.8%

Weighted average, number of common units outstanding (in thousands):
Basic	73,065	73,031
Diluted	73,233	73,196

(1)         Below are the components of Net sales:

	Three Months Ended March 31,
	2013	2012
Reconciliation to net sales (dollars in millions):
Sales net plant gate	$75.6	$67.9
Freight in revenue	5.7	4.7
Hydrogen revenue	0.1	5.7
Total net sales	$81.4	$78.3

* See “Use of Non-GAAP Financial Measures” below.

	As of March 31, 2013	As of December 31, 2012
		(audited)
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$153.2	$127.8
Working capital	135.5	116.6
Total assets	660.1	623.0
Total debt	125.0	125.0
Partners’ capital	469.1	446.2

	Three Months Ended March 31,
	2013	2012
	(in millions)
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$57.5	$53.8
Investing activities	(18.1)	(22.3)
Financing activities	(14.0)	(42.9)
Net cash flow	$25.4	$(11.4)
Other Financial Data:
Capital expenditures	$18.1	$22.3

	Three Months Ended March 31,
	2013	2012
Key Operating Statistics:

Production (thousand tons):
Ammonia (gross produced) (1)	111.4	89.3
Ammonia (net available for sale) (1)	30.7	25.0
UAN	196.2	154.6

Petroleum coke consumed (thousand tons)	129.8	120.5
Petroleum coke (cost per ton)	$31	$42

Sales (thousand tons):
Ammonia	27.6	29.9
UAN	194.1	158.3

Product pricing plant gate (dollars per ton) (2):
Ammonia	$663	$613
UAN	$295	$313

On-stream factors (3):
Gasification	99.5%	93.3%
Ammonia	98.8%	91.5%
UAN	92.8%	83.6%

Market Indicators:
Ammonia — Southern Plains (dollars per ton)	$696	$586
UAN — Mid Corn Belt (dollars per ton)	$378	$343

(1)         Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into UAN. As a result of the recently completed UAN expansion project, we expect to upgrade substantially all of the ammonia we produce into UAN. Net tons available for sale represent ammonia available for sale that was not upgraded into UAN.

(2)         Plant gate sales per ton represent net sales less freight and hydrogen revenue divided by product sales volume in tons in the reporting period, and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.

(3)         On-stream factor is the total number of hours operated divided by the total number of hours in the reporting period and is included as a measure of operating efficiency. Excluding the impact of the downtime associated with the UAN expansion coming on-line, the on-stream factors for the three months ended March 31, 2013 would have been 99.5% for gasifier, 98.8% for ammonia and 98.3% for UAN.

Use of Non-GAAP Financial Measures

To supplement our actual results calculated in accordance with GAAP for the applicable periods, the Partnership also uses the non-GAAP measures discussed above, which are reconciled to our GAAP-based results below. These non-GAAP financial measures should not be considered as an alternative to GAAP results. The adjustments are provided to enhance an overall understanding of the Partnership’s financial performance for the applicable periods and are indicators management believes are relevant and useful for planning and forecasting future periods.

EBITDA is defined as net income before (i) net interest (income) expense; (ii) income tax expense; and (iii) depreciation and amortization expense, which are items management believes affect the comparability of operating results.

Adjusted EBITDA is defined as EBITDA further adjusted for the impact of share-based compensation, non-cash and, where applicable, major scheduled turnaround expense and loss on disposition of assets. We present Adjusted EBITDA because it is a key measure used in material covenants in our credit facility and because it is the starting point for our available cash for distribution. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be substituted for net income or cash flows from operations. Management believes that EBITDA and Adjusted EBITDA enable investors and analysts to better understand our ability to make distributions to our common unitholders and our compliance with the covenants contained in our credit facility. EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

A reconciliation of Net Income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended March 31,
	2013	2012
	(in millions)
Reconciliation of Net income to EBITDA and to Adjusted EBITDA:
Net income	$35.6	$30.2
Add:
Interest expense, net	1.2	1.2
Income tax expense	—	—
Depreciation and amortization	5.8	5.4
EBITDA	$42.6	$36.8
Add:
Share-based compensation, non-cash	1.2	1.2
Adjusted EBITDA	$43.8	$38.0

Available cash for distribution is not a recognized term under GAAP. Available cash should not be considered in isolation or as an alternative to net income or operating income, as a measure of operating performance. In addition, available cash for distribution is not presented as, and should not be considered an alternative to cash flows from operations or as a measure of liquidity. Available cash as reported by the Partnership may not be comparable to similarly titled measures of other entities; thereby limiting its usefulness as a comparative measure.

The Partnership announced a cash distribution of 61.0 cents per common unit for the first quarter of 2013. The distribution was based on the Partnership’s available cash, beginning with Adjusted EBITDA reduced for cash needed for (i) net interest expense (excluding capitalized interest) and debt service and other contractual obligations; (ii) maintenance capital expenditures and (iii) to the extent applicable, major scheduled turnaround expense incurred and reserves for future operating or capital needs that the board of directors of the general partner deems necessary or appropriate, if any. Available cash for distribution may be increased by previously established cash reserves, if any, at the discretion of the board of directors of our general partner. Actual distributions are set by the board of directors of our general partner. The board of directors of our general partner may modify our cash distribution policy at any time, and our partnership agreement does not require us to make distributions at all.

Three Months Ended March 31, 2013
(in millions, except per unit data)
Reconciliation of Adjusted EBITDA to Available cash for distribution
Adjusted EBITDA	$43.8

Adjustments:
Less:
Net cash interest expense (excluding capitalized interest) and debt service	(1.1)
Maintenance capital expenditures	(0.6)
Plus:
Distribution of previously established cash reserves	2.5

Available cash for distribution	$44.6

Available cash for distribution, per unit	$0.610
Common units outstanding (in thousands)	73,065